EXHIBIT 99.1

HighCape Capital Acquisition Corp. Announces Pricing of $100 Million
Initial Public Offering

New York, – September 3, 2020 – HighCape Capital Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “CAPAU” beginning on September 4, 2020. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “CAPA” and “CAPAW,” respectively. The offering is expected to close on September 9, 2020, subject to customary closing conditions.

HighCape Capital Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on businesses in the life sciences and life sciences related industries.

Cantor Fitzgerald & Co. is acting as the sole bookrunner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Matt Zuga
Chief Financial Officer
+1 (646) 793-3510

###

HighCape Capital, 452 5th Ave, 21st Floor, New York, NY 10018